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                                                              Exhibit 10.3

                                                              Performance Units
                                                              Performance Notes
                                                                            1998
                                                              Special - One Year

                             RJR NABISCO HOLDINGS CORP.

                           1990 LONG TERM INCENTIVE PLAN

                                  GRANT AGREEMENT

                          DATE OF GRANT:  FEBRUARY 6, 1998

                                    WITNESSETH:

     1. GRANT. Pursuant to the 1990 Long Term Incentive Plan (the "Plan"), RJR Nabisco Holdings Corp. (the "Company") on the above date has granted to

                                   (THE "GRANTEE"),

subject to the terms and conditions of this Agreement and the Plan,

                                 PERFORMANCE UNITS
                                        AND
                                 PERFORMANCE NOTES

A copy of the Plan is attached and constitutes an integral part of this Agreement. All undefined capitalized terms in this Agreement have the same meaning as in the Plan or, if not defined therein, the Annual Incentive Award Plan.

     2. PERFORMANCE UNITS. Each Performance Unit has an initial value of $1,000. The Committee will value each Performance Unit at the end of 1998 using the performance measures set forth in the grid attached as Exhibit A, but the Committee has the discretion to reduce the resulting valuation. You agree that these Performance Units are in lieu of an award under the Annual Incentive Award Plan for 1998.

     3.  PERFORMANCE NOTES.

     (a) The Performance Notes have a three year term commencing January 1, 1998 and ending December 31, 2000 (the "Performance Period"). The value of the Notes as of January 1, 1998 is $36.00. Promptly after 1998, 1999 and 2000, the Committee will value the Performance Notes as of December 31 of the preceding year using the performance measures and payment formula approved by the Committee. The Committee has the discretion to reduce the resulting valuations and, on the basis of the Company's performance in 1998, to cancel some or all of the Performance Notes.



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     (b)  PURCHASE NOTES.  You may elect to receive additional Performance Notes in lieu of from 5% to 100% (in 5% increments) of the cash that you receive for your Performance Units pursuant to Section 5 below (the "Discount Note
Program"). The number of Performance Notes issued will equal 103% of the value of the Performance Units that you take in the form of Performance Notes, divided by 85% of the value of the Notes on January 1, 1999. The Performance Notes issued pursuant to the Discount Note Program will have the same value and performance period as Performance Notes issued at the same time pursuant to the Annual Incentive Award Plan. You must make your election to convert the proceeds of Performance Units into additional Performance Notes at the same time and in the same manner as the election to defer awards pursuant to Section 6.

     4.  VESTING.

     (a) Performance Units vest on December 31, 1998 or, if earlier, your death, Disability or Retirement. If your employment is involuntarily terminated without Cause, your Performance Units will vest in proportion to the ratio of
(i) the number of partial or complete months of employment during 1998, to (ii)
12. If termination is voluntary or with Cause, the Performance Units will be canceled immediately.

     (b) Performance Notes granted pursuant to Section 1 vest on December 31, 2000 or, if earlier, your death, Disability or Retirement. If your employment is involuntarily terminated without Cause, these Performance Notes will vest in proportion to the ratio of (i) the number of partial or complete months of employment between January 1, 1999 and December 31, 2000, to (ii) 24. If termination is voluntary or with Cause, these Performance Notes will be canceled immediately. Notes issued pursuant to the Discount Note Program are vested when issued.

     5.  PAYMENT OF AWARDS.

     (a) Subject to Section 5(b), the Company will pay you the value of your vested Performance Units and Performance Notes as soon as practicable after the end of 1998 and 2000, respectively.

     (b) Subject to Section 5(c), if your employment terminates before you receive payment for your vested Performance Notes, you will receive payment in an amount equal to their value as of the beginning of the year in which employment terminates. Payment will be made as soon as practicable.

     (c) If your employment terminates voluntarily or for Cause prior to December 31, 2000, you will receive payment for Performance Notes issued pursuant to the Discount Note Program in an amount equal to (i) 85% of the value of the Performance Notes when issued, or (ii) the value of the Performance Notes as of the end of the most recently completed year, whichever is less. If your employment terminates prior to December 31,


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2000 for any other reason, you will receive payment for these Performance Notes in an amount equal to their value as of the end of the most recently completed year.

     (d) All payments will be in cash and in exchange for the Performance Units and Performance Notes, as applicable. You may not obtain payment for them in Common Stock or other Company securities, and they do not give you any rights as a holder of such securities.

     6.  DEFERRAL.

     (a) You may elect to defer payment of Performance Units as of December 31, 1998 and Performance Notes as of December 31, 2000. Your election must be in writing, signed by you and delivered to the Company on or before the foregoing dates. Your election will be irrevocable and must specify the percentage (from 5% to 100%, in 5% increments) of the Performance Units and Performance Notes (collectively, the "Grants") which will be paid (i) as soon as practicable after the year your death, Retirement, Disability or other termination of employment occurs or (ii) in January of any designated future year. If your employment with the Company and its subsidiaries terminates before the designated year, your Grants will be paid as of January of the year following termination.
Common Stock credits will not be paid until at least six months after the date of deferral. The Company will contribute an additional 3% to the amount deferred on account of the 3% Company match that you would have received under the Capital Investment Plan if you had not deferred payment. The 3% match will not apply to amounts deferred on account of Performance Notes issued pursuant to the Discount Note Program.

     (b)  You must specify, on the notice electing deferred payment pursuant to
Section 6(a)(i), whether payment of the Grants will be deferred by cash credit, Common Stock credit, or a combination of the two. If you elect to defer payment pursuant to Section 6(a)(ii) or fail to choose a mode of deferral, your deferral will be by means of a cash credit. Cash credits and stock credits will be recorded in accounts established in your name on the books of the Company. At the direction of the Company, your accounts may be consolidated on the books of the Company or any of its subsidiaries.

          (i) If your deferral is wholly or partly a cash credit, your cash credit account will be credited, as of January 1 of the year that payment of the Grants would have been made, with the dollar amount of the portion of the Grants deferred by means of a cash credit. In addition, your cash credit account will be credited as of the last day of each calendar quarter with an interest equivalent in an amount determined by applying to the current balance in the account an interest rate equal to the average prime rate of Morgan Guaranty Trust Company of New York during the quarter. Interest will be credited for the actual number of days in the quarter using a 365-day year.


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          (ii) If the deferral is wholly or partly a Common Stock credit, your
               Common Stock credit account will be credited, as of January 1 of the year that payment of the Grants would have been made, with the Common Stock equivalent of the number of shares of Common Stock (including fractions of a share) that could have been purchased with the portion of the Grants deferred by means of a Common Stock credit at the closing price of the Common Stock on the date that payment of the Grants would otherwise have been made. As of the date any dividend is paid to shareholders of Common Stock, your Common Stock credit account will also be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date with the dividend paid on the number of shares of Common Stock to which your Common Stock credit account is then equivalent. If dividends are paid in property, the dividend will be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Committee.

     (c) Payment of deferred Grants will be made in a single cash payment; provided, however, that if you elect in writing before December 31 of the year your employment terminates due to Retirement or Disability, payment will be made in substantially equal annual installments (not to exceed ten) commencing on the January following the Retirement or Disability. Notwithstanding any election under Section 6(b) to defer awards by means of a Common Stock credit, your Common Stock credit account, if you elect to receive installment payments, will be converted into a cash credit account as of January 1 of the year in which such installment payments commence.

     (d) At your one-time election in writing to the Committee, all or any designated portion of your Common Stock credit account may be converted to, and you will be credited with, a cash credit account as of the first business day of the calendar quarter following the quarter in which the election is made. The amount credited to the cash credit account will be determined by multiplying the number of shares of Common Stock to which your Common Stock credit account is then equivalent and as to which such election has been made by the Closing Price on the first business day of the calendar quarter following the quarter in which the election is made. Any Common Stock credits attributable to dividends paid on Common Stock during the calendar quarter in which the election is made will be credited before making the conversion. You may make this election at any time prior to the end of the calendar year in which termination of employment occurs. An election by you under this Section 6(d) will be irrevocable.

     (e) If the number of outstanding shares of Common Stock is increased as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which your Common Stock credit account is equivalent will be increased in proportion to the increase in the number of outstanding shares of Common Stock. If the number of outstanding shares of Common Stock is decreased as


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the result of any combination or reclassification of shares, the number of shares of Common Stock to which your Common Stock credit account is equivalent will be decreased in proportion to the decrease in the number of outstanding shares of Common Stock. In the event the Company is consolidated with or merged into any other corporation and holders of the Company's Common Stock receive common shares of the resulting or surviving corporation, your Common Stock credit account, in place of the shares then credited thereto, will be credited with a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which your account is then equivalent. If in such a consolidation or merger, holders of the Company's Common Stock receive any consideration other than common shares of the resulting or surviving corporation, the Committee will determine the appropriate change in your account. In the event of any extraordinary dividend, including any spin-off, the Committee will make appropriate adjustments to your Common Stock credit account.

     (f) If you die, whether before or after termination of employment, any cash credit account and Common Stock credit account to which you are entitled, including any award approved after your death as to which an election to defer was made, will be distributed in cash (unless the Committee otherwise provides) to your beneficiaries pursuant to Section 7.

     7. BENEFICIARIES. If you die, the Company will make payments pursuant to this Agreement to the beneficiary designated in writing by you specifically for the Plan or, if there is no such designation or the named beneficiary is dead, to the beneficiary most recently designated by you to receive the proceeds of any Company-paid group life insurance coverage provided to you. Otherwise, the distribution will be made to default beneficiaries as provided under the Company-paid group life insurance plan. Only you may change or revoke your designation.

     8. TAX WITHHOLDING. The Company or one of its subsidiaries will deduct any taxes required to be withheld by federal, state, local or foreign governments from the awards that you receive pursuant to this Agreement.

     9. TRANSFER. Except as set forth in this Agreement, you may not transfer, pledge or encumber your Grants or any other benefits that you receive pursuant to this Agreement. Except as required by law, creditors may not attach or seize such Grants or benefits.

     10. INTERPRETATION. The Committee has the power to interpret this Agreement and complete discretion in making valuations and determinations and taking other action pursuant to the Agreement. All interpretations, determinations and actions by the Committee will be final and binding on all parties. The Company, the Board of Directors, the Committee and the officers and employees of the Company and its



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subsidiaries will not be liable for any action taken in good faith in interpreting and performing this Agreement.

     11. NO RIGHT TO EMPLOYMENT. The execution, delivery and performance of this Agreement do not constitute an agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ you for any specific period or in any specific capacity and do not prevent the Company or its subsidiaries from terminating your employment at any time with or without Cause. "Termination of employment" under this Agreement means termination from active employment; it does not mean the termination of pay and benefits at the end of salary continuation or other forms of severance pay or pay in lieu of salary.

     12. NOTICES. Any notices to the Company pursuant to this Agreement should be addressed to: The Secretary, RJR Nabisco Holdings Corp., 1301 Avenue of the Americas, New York, NY 10019-6013. Any notice to you pursuant to this Agreement will be sent to your address as shown on Company records.

     13. CHANGE OF CONTROL OR SPIN-OFF. In the event of a Change of Control or a Spin-off (i) all unvested Performance Notes and Performance Units issued to you will vest if you are terminated without Cause within two years after the date of the Change of Control or Spin-off, and (ii) the value of the Performance Notes will not be less than the Closing Price of Common Stock on the date of the Change of Control or the fourth business day preceding the record date of the Spin-off, as applicable. For purposes of this Agreement, "Spin-off" means the payment of a dividend or the making of a distribution by the Company to all holders of Common Stock that consists of the capital stock of any of its subsidiaries which accounts for all or substantially all of the Company's interest in either of its two principal lines of business as of the date hereof.

     14.  YOUR OBLIGATIONS.

     (a) You agree that, until the third anniversary of (i) your last day of employment with the Company or any of its subsidiaries, or (ii) the last date on which you receive any payment pursuant to this Agreement, whichever is later:
(A) you will personally provide reasonable assistance and cooperation to the Company or any of its subsidiaries in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company or any of its subsidiaries; (B) you will promptly notify the Company upon receipt of any requests from anyone other than an employee or agent of the Company for information regarding the Company or any of its subsidiaries or if you become aware of any potential claim or proposed litigation against the Company or any of its subsidiaries; (C) you will refrain from providing any information related to any claim or potential litigation against the Company or any of its subsidiaries to any non-Company representatives unless you have the Company's written permission or are required to provide information pursuant to legal process; (D) you will not disclose or misuse any confidential information or material concerning the Company or any of its subsidiaries; and (E) you will not engage in any activity contrary or harmful to the



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interests of the Company or any of its subsidiaries.  You agree that if required by law to provide sworn testimony regarding any matter relating to the Company or any of its subsidiaries: you will consult with and have Company-designated legal counsel present for such testimony (the Company will be responsible for the costs of this counsel); you will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process; and you will assist the efforts of the Company's attorneys to hold all privileged attorney-client matters in strictest confidence, especially matters you have been privy to.

     (b) If the Company reasonably determines that you have materially violated any of your obligations under this Agreement, then the Grants hereunder shall terminate, effective no later than the date on which such violations began. In that event, you agree to return to the Company on its demand any amounts paid to you pursuant to this Agreement. If you fail to do so, the Company may deduct from any amounts the Company owes to you (including, but not limited to, wages or other compensation), or commence judicial proceedings against you, to recover these amounts and related attorneys' fees and expenses. In addition, you agree that the Company may pursue any other remedies available in law or at equity, including injunctive relief, for any breach of this Section 14.

     15. CHOICE OF LAW. This Agreement will be governed by the substantive law of the State of New York. Any legal action or proceeding with respect to this Agreement may be brought in the federal or state courts located in the Borough of Manhattan in New York City.

     IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the Date of Grant.

                              RJR NABISCO HOLDINGS CORP.


                              By
                                 -------------------------------
                                   Authorized Signatory



---------------------------
GRANTEE

Grantee's Taxpayer Identification Number:         Grantee's Home Address

-----------------------------                     -------------------------

Date:
     ------------------------                     -------------------------





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